Exhibit 10.1

AMENDMENT NO. 3 TO

SUPPLEMENTAL COMPENSATION AGREEMENT

Amendment No. 3 to Supplemental Compensation Agreement (“Amendment”) made as of the 18 day of August, 2015, by and between WATTS WATER TECHNOLOGIES, INC., a Delaware corporation with its principal place of business in North Andover, Massachusetts (the “Company”) and Timothy P. Horne, an individual residing in Rye, New Hampshire (“Mr. Horne”).  Capitalized terms used herein and not otherwise defined will have the meanings ascribed thereto in the Original Agreement (as defined below).

WITNESSETH:

WHEREAS, the Company (formerly known as Watts Industries, Inc.) and Mr. Horne are parties to a Supplemental Compensation Agreement dated September 1, 1995, as amended by Amendment No. 1 dated July 25, 2000 and Amendment No. 2 dated October 23, 2002 (the “Original Agreement”); and

WHEREAS, the Company and Mr. Horne desire to amend the Original Agreement as provided in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Section 1 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“1.  Supplemental Compensation.

(a)                                 Lump Sum Payment.  The Company shall pay Mr. Horne a lump sum payment of six million dollars ($6,000,000) less any required tax and other withholdings (the “Lump Sum Payment”) within thirty (30) days following the date of this Amendment.  The Lump Sum Payment shall be in settlement of all cash payments due between the Company and Mr. Horne under this Agreement.

(b)                                 Benefits.  The Company shall provide the following fringe benefits to Mr. Horne for life:

(i)                                     Secretarial services including the maintenance of all financial records relating to the Horne family including tax records which are maintained for Walter Flowers; and

(ii)                                  the use of an executive office (either current or equivalent alternate).

The amount of services or benefits provided in this Section 1(b) in one taxable year shall not affect the amount of services or benefits provided in any other taxable year and such services or benefits shall not be subject to liquidation or exchange for another benefit.”

2.                               Section 2 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“2.                                Services of Mr. Horne.  At the request of management of the Company from time to time, Mr. Horne agrees to make himself reasonably available to provide services to the Company and its subsidiaries, so long as he is physically able to do so.  Mr. Horne’s physical inability to perform services hereunder shall not affect or limit the Company’s obligations under Section 1.  Mr. Horne’s obligations to perform services under this Agreement shall cease upon a Change in Control.  For this purpose “Change in Control” means any of the following events:

(a)                                 a merger or consolidation of the Company with or into another corporation, limited liability company or other entity, or the merger or consolidation of another corporation, limited liability company or other entity with or into the Company, with the effect that, immediately after such transaction, the stockholders of the Company immediately prior to such transaction have beneficial ownership as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of less than fifty percent (50%) of the total voting power of the outstanding securities of the entity surviving such merger or consolidation;

(b)                                 the acquisition by a “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than one or more Horne Family Holders, of beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this subsection 2(b) such person or group shall be deemed to have beneficial ownership of all shares that any said person or group has the right to acquire whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of securities representing more than fifty percent (50%) of the total voting power of the Company’s then outstanding securities; or

(c)                                  the sale, lease, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its subsidiaries to any person, excluding any sale, lease or other transfer to or among the subsidiaries of the Company.

For purposes of the definition of “Change in Control” (i) the term “person” includes a person with the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder and (ii) the term “Horne Family Holder” means any descendants of George B. Horne, any spouse of any descendant of George B. Horne, and any limited partnership, trust (including any voting trust) or other entity in which all of the beneficial interests are held, directly or indirectly, by one or more of such descendants or spouses.”

3.  Miscellaneous.

(a)                                 Except as expressly amended by this Amendment, the Original Agreement shall remain in full force and effect in accordance with its terms.

(b)                                 More than one counterpart of this Amendment may be executed by the parties hereto, but all of such counterparts taken together shall be deemed to constitute one and the same Amendment.

(c)                                  This Amendment shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, this Amendment has been executed by the Company, by its duly authorized representative, and by Mr. Horne, as of the date and year first above written.

WATTS WATER TECHNOLOGIES, INC.

By:	/s/ Robert J. Pagano, Jr.

Title:	C.E.O.

/s/ Timothy P. Horne
Timothy P. Horne